Exhibit 99.1

Churchill Capital Corp II Announces Agreement to Acquire Skillsoft and Global Knowledge to Create the Leading Corporate Digital Learning Company

•	Churchill II to Merge with Skillsoft, the Pioneer of Digital Learning, in a $1.3 Billion Transaction and Will Also Acquire Global Knowledge, the Global Leader in IT and Business Skills Training, for $233 Million
•	Total Combined Transaction Valuation of $1.5 Billion
•	Valuation at 2x Revenues and 8x Adjusted EBITDA Represents a Significant Discount to Markets
•	Significant Cash Infusion From Churchill to Transform Skillsoft and Support the Combined Company’s Growth and Consolidation Strategy
•	Initial $100 Million Equity Investment From Prosus, One of the Leading Technology Investors in the World, to Fuel Future Growth
•	Jeffrey Tarr, Former CEO of DigitalGlobe and President & COO of IHS, to Serve as Company’s Chief Executive Officer
•	Investor Call on Tuesday, Oct. 13, 2020 at 4:30 PM EST

NEW YORK, BOSTON, and CARY, NC – October 13, 2020 – Churchill Capital Corp II (“Churchill II”) (NYSE: CCX.U), a special purpose acquisition company, and Software Luxembourg Holding S.A. (“Skillsoft”), a global leader in digital learning and talent management solutions, announced today that they have entered into a definitive agreement to merge, and Churchill II also announced today that it has entered into a definitive agreement to acquire Global Knowledge Training LLC (“Global Knowledge”), a worldwide leader in IT and professional skills development, from investment funds affiliated with Rhône Capital, a global private equity firm. Churchill II will merge with Skillsoft in a transaction valued at approximately $1.3 billion and, following the closing of the merger, the combined company will acquire Global Knowledge for approximately $233 million, putting the total cost of the transactions at $1.5 billion.

The combined company will operate as Skillsoft and will be listed on the New York Stock Exchange (the “NYSE”). The combination of Skillsoft and Global Knowledge will create the world’s leading digital learning company with a comprehensive suite of content; customized learning journeys; accessible modalities, and an expanded course portfolio of next-generation, on-demand and virtual content for enterprise learning.

At a time when digital learning has never been more relevant in driving the success of organizations, Global Knowledge adds scale to Skillsoft’s immersive and engaging, learner-centric platform with its extensive IT course portfolio and global consumer reach. Together with Global Knowledge, Skillsoft will be even better positioned to support its customers around the world as they adapt at an unprecedented pace in response to the global pandemic, growing skills gap and evolving workplace needs. The combined company intends to significantly increase its scale through organic growth and acquisitions and extend its leadership position as the industry’s largest and most profitable digital learning company.

The combined company’s client base will include more than 70% of Fortune 1000 companies and more than 45 million users across content platforms. As a trusted partner in the corporate learning ecosystem, Skillsoft will leverage its award-winning Skillsoft Percipio cloud-based platform to deliver personalized, high-quality learning experiences that enable enterprises to build a future-fit, resilient workforce and to educate, upskill and retain their employees in a rapidly changing economy.

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With a seasoned leadership team supported by a harmonized sales and marketing effort, the merger will deliver significant improvements in efficiency and productivity. As the largest digital learning company for enterprises, Skillsoft will be uniquely positioned to capture an underserved and fragmented market through a revitalized go-to-market strategy, new product offerings, and accretive M&A. Following closing of the transactions, management will seek to integrate Skillsoft and Global Knowledge and drive significant expected synergies.

Churchill II intends to work with the Company to offer critical training resources to the more than 30 million people unemployed due to the COVID-19 pandemic on a free or administrative cost basis.

“This transaction is an excellent fit with Churchill II’s mission and focus, as both Skillsoft and Global Knowledge are dedicated to training and reskilling workers for jobs of the future while providing exceptional shareholder returns in a high-growth market with favorable demographic trends,” said Michael S. Klein, Chairman and CEO of Churchill II. “The combination will create the leading digital learning platform in the industry, and the new Skillsoft will be on track to become one of the fastest growing companies in the digital learning space.”

Jeffrey Tarr has agreed to be the Chief Executive Officer of the combined company, with a mission to drive top-line growth, achieve operational excellence and lead consolidation in the digital learning sector. Mr. Tarr has a successful track record of building tech-enabled services companies into trusted industry leaders. He previously served as CEO of DigitalGlobe and President & Chief Operating Officer of IHS. At both companies he drove strong double-digit revenue and EBITDA growth by inspiring team members to better serve customers, improve operating performance, capitalize on new technologies and unlock new markets.

“By bringing together Skillsoft and Global Knowledge, we are creating a new leader in the vast and rapidly growing global digital learning market,” said Mr. Tarr. “With an unrivaled library of content, best-in-class platform, multi-modal capabilities, global footprint, world-class customer base and strong balance sheet, we are well-positioned to drive growth, profitability and shareholder value.”

Ron Hovsepian, Executive Chairman of Skillsoft, said, “We look forward to joining forces with Churchill II and Global Knowledge at a time when companies around the world are accelerating their digital transformations and the digital learning industry is experiencing tremendous growth. As we continue helping our customers build a future-fit, resilient workforce, Global Knowledge will extend our leadership in the growing IT training market.”

Todd Johnstone, CEO of Global Knowledge, said, “We are excited about the increased opportunities that will now open up for us to innovate further in a growing global market and to work with our customers and partners to close critical skills gaps. The combination of Global Knowledge and Skillsoft gives customers the reassurance that they will consistently receive the best possible learning experience and the most relevant content available anytime, anyplace, and anyhow they require.”

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Churchill Capital Corp II is a NYSE-listed special purpose acquisition company and is one of the public company vehicles in the Churchill Capital group of companies (“Churchill”). Churchill’s strategy is to identify and complete initial business combinations with unique, leading companies in growing industries that complement the experience and expertise of Churchill’s management team, Board of Directors and Operating Partners. Churchill’s team draws from leaders of Fortune 500 Companies who invest directly in Churchill, execute value enhancement strategies and operate Churchill’s businesses in the public market.

Prosus N.V. (“Prosus”) (AEX and JSE: PRX), a global consumer internet group and one of the largest technology investors in the world, is contributing equity capital to Churchill to further Skillsoft’s organic and strategic initiatives.

Summary of Transaction

Churchill II will contribute up to $697 million of cash raised during its initial public offering in June 2019. In addition, Churchill II expects more than $170 million in common equity through private investment in public equity (“PIPE”) commitments, including from Prosus, which has committed to invest $100 million into Churchill II in connection with the transactions, with the option to expand further.

Churchill II has agreed to acquire Global Knowledge from investment funds affiliated with Rhône Capital for consideration of up to 6 million warrants at an exercise price of $11.50 per share in the combined company, subject to terms of the agreement. These investment funds have also agreed to invest $50 million in additional Class A common stock at $10.00 per share, subject to certain conditions and the terms of the related subscription agreement. Additionally, Lodbrok Capital LLP has committed $20 million in connection with the Global Knowledge transaction.

Upon the close of the transaction, Churchill II’s shareholders are expected to own approximately 65% of the combined company. Skillsoft shareholders and PIPE investors will own approximately 22% and 13%, respectively.

The combined company’s capital structure will consist of approximately $463 million of net debt, or 2.3x adjusted EBITDA.

The Boards of Directors of Churchill II, Skillsoft and Global Knowledge have unanimously approved the respective proposed transactions.

The transactions are each expected to close in January 2021, subject to approval by Churchill II and Skillsoft shareholders and receipt of regulatory approvals and customary closing conditions.

Conference Call Information

Churchill II will host an investor call and presentation to discuss the transaction at 4:30 PM EST on Tuesday, Oct. 13, 2020. Please click the link below to join the webinar: https://citi.zoom.us/j/97307857003?pwd=SGFwOG1ud2RHMjArSFE1SVppRHpmUT09. Investors interested in accessing the conference call can dial +1 312 626 6799 (United States Toll Free) or +1 346 248 7799. Webinar ID: 973 0785 7003. Once time passcode: 371721. A transcript of the call will also be filed by Churchill II with the SEC.

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Investor Presentation

A link to the company's investor presentation can be found at https://churchillcapitalcorp.com/2020/10/12/churchill-2-investor-presentation/.

Advisors

Citigroup and Tyton Partners served as financial advisors and Paul, Weiss, Rifkind, Wharton & Garrison LLP served as legal counsel to Churchill. Citigroup acted as Sole Bookrunner for Churchill Capital II’s initial public offering.

Weil, Gotshal & Manges LLP served as legal counsel to Skillsoft and Houlihan Lokey Capital, Inc. served as financial advisor.

Lazard and Three Keys served as financial advisors, and Sullivan & Cromwell LLP served as legal counsel to Global Knowledge.

About Churchill Capital Corp II

Churchill Capital Corp II is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Churchill II was founded by Michael Klein, who is also the founder and managing partner of M. Klein and Company. The Company raised $690 million in its IPO in June 2019 and is listed on the New York Stock Exchange (NYSE:CCX.U). For more information, visit https://churchillcapitalcorp.com/

About Skillsoft

Skillsoft delivers online learning, training, and talent solutions to help organizations unleash their edge. Leveraging immersive, engaging content, Skillsoft enables organizations to unlock the potential in their best assets – their people – and build teams with the skills they need for success. Empowering 36 million learners and counting, Skillsoft democratizes learning through an intelligent learning experience and a customized, learner-centric approach to skills development with resources for Leadership Development, Business Skills, Technology & Development, Digital Transformation, and Compliance.

Skillsoft and SumTotal are partners to thousands of leading global organizations, including most Fortune 500 companies. The company features three award-winning systems that support learning, performance and success: Skillsoft learning content, the Percipio intelligent learning experience platform, and the SumTotal suite for Talent Development, which offers measurable impact across the entire employee lifecycle.

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About Global Knowledge

Global Knowledge is the world’s leading technology skills training provider, supporting major enterprises and tech professionals with innovative and flexible learning solutions, Anytime, Anyplace, and Anyhow. Global Knowledge equips individuals and organizations for success with the broadest and deepest portfolio of IT training solutions available and consistently providing the most relevant content and best customer experience possible. Established in 1995, Global Knowledge delivers over one million separate courses every year, to over 200,000 technology professionals.

Students build the skills they need from foundational level, through internationally recognized certifications to deep specialist expertise with the support of an industry leading team of instructors, and an extensive tech skills digital library. Building on a strong foundation of the world’s best classroom based IT instruction, Global Knowledge has also become a leading digital provider delivering digital on-demand content and live instructor led training through virtual classrooms.

Global Knowledge has the unique flexibility to deliver training in all formats, including digital, virtual and physical classrooms, blended formats and customized on-site training. Both directly and through a worldwide partner network.

About Prosus

Prosus is a global consumer internet group and one of the largest technology investors in the world. Operating and investing globally in markets with long-term growth potential, Prosus builds leading consumer internet companies that empower people and enrich communities.

The group is focused on building meaningful businesses in the online classifieds, payments and fintech, and food delivery sectors in markets including India, Russia and Brazil. Through its ventures team investments, in areas including edtech and health, Prosus actively seeks new opportunities to partner with exceptional entrepreneurs who are using technology to address big societal needs.

Every day, millions of people use the products and services of companies that Prosus has invested in, acquired or built, including Avito, Brainly, BYJU’S, Bykea, Codecademy, ElasticRun, eMAG, Eruditus, Honor, iFood, LazyPay, letgo, Meesho, Movile, OLX, PayU, Red Dot Payments, Remitly, SimilarWeb, Shipper, SoloLearn, Swiggy, and Udemy.

Similarly, hundreds of millions of people have made the platforms of its associates a part of their daily lives: Tencent (www.tencent.com; SEHK 00700), Mail.ru (www.corp.mail.ru; LSE: MAIL), Ctrip.com International Limited (“Ctrip”) (NASDAQ: CTRP), and DeliveryHero (www.deliveryhero.com; Xetra: DHER).

Today, Prosus companies and associates help improve the lives of around a fifth of the world’s population.

Prosus has a primary listing on Euronext Amsterdam (AEX:PRX) and a secondary listing on the Johannesburg Stock Exchange (XJSE:PRX), and is majority owned by Naspers.

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IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication is being made in respect of the proposed merger transaction involving Churchill II and Skillsoft. Churchill II intends to file a registration statement on Form S-4 with the SEC, which will include a proxy statement of Churchill II and a prospectus of Churchill II, and Churchill II will file other documents regarding the proposed transaction with the SEC. A definitive proxy statement/prospectus will also be sent to the stockholders of Churchill II and Skillsoft, seeking any required stockholder approval. Before making any voting or investment decision, investors and security holders of Churchill II and Skillsoft are urged to carefully read the entire registration statement and proxy statement/prospectus, when they become available, and any other relevant documents filed with the SEC, as well as any amendments or supplements to these documents, because they will contain important information about the proposed transaction. The documents filed by Churchill II with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, the documents filed by Churchill II may be obtained free of charge from Churchill II at www.churchillcapitalcorp.com. Alternatively, these documents, when available, can be obtained free of charge from Churchill II upon written request to Churchill Capital Corp II, 640 Fifth Avenue, 12th Floor, New York, New York 10019, Attn: Secretary, or by calling (212) 380-7500.

Churchill II, Skillsoft and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Churchill II, in favor of the approval of the merger. Information regarding Churchill II’s directors and executive officers is contained in Churchill II’s Annual Report on Form 10-K for the year ended December 31, 2019 and its Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2020, and June 30, 2020, which are filed with the SEC. Additional information regarding the interests of those participants, the directors and executive officers of Skillsoft and other persons who may be deemed participants in the transaction may be obtained by reading the registration statement and the proxy statement/prospectus and other relevant documents filed with the SEC when they become available. Free copies of these documents may be obtained as described in the preceding paragraph.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of any securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such other jurisdiction.

FORWARD-LOOKING STATEMENTS

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not limited to, Churchill’s, Skillsoft’s and Global Knowledge’s expectations or predictions of future financial or business performance or conditions. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning our possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates” or “intends” or similar expressions. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. Certain of these risks are identified and discussed in Churchill’s Form 10-K for the year ended December 31, 2019 under Risk Factors in Part I, Item 1A. These risk factors will be important to consider in determining future results and should be reviewed in their entirety. These forward-looking statements are expressed in good faith, and Churchill, Skillsoft and Global Knowledge believe there is a reasonable basis for them. However, there can be no assurance that the events, results or trends identified in these forward-looking statements will occur or be achieved. Forward-looking statements speak only as of the date they are made, and none of Churchill, Skillsoft or Global Knowledge is under any obligation, and expressly disclaim any obligation, to update, alter or otherwise revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. Readers should carefully review the statements set forth in the reports, which Churchill has filed or will file from time to time with the SEC.

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In addition to factors previously disclosed in Churchill’s reports filed with the SEC and those identified elsewhere in this communication, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: ability to meet the closing conditions to the Skillsoft merger, including approval by stockholders of Churchill and Skillsoft, and the Global Knowledge merger on the expected terms and schedule and the risk that regulatory approvals required for the Skillsoft merger and the Global Knowledge merger are not obtained or are obtained subject to conditions that are not anticipated; delay in closing the Skillsoft merger and the Global Knowledge merger; failure to realize the benefits expected from the proposed transactions; the effects of pending and future legislation; risks related to disruption of management time from ongoing business operations due to the proposed transactions; business disruption following the transactions; risks related to the impact of the COVID-19 pandemic on the financial condition and results of operations of Churchill, Skillsoft and Global Knowledge; risks related to Churchill’s, Skillsoft’s or Global Knowledge’s indebtedness; other consequences associated with mergers, acquisitions and divestitures and legislative and regulatory actions and reforms; and risks of demand for, and acceptance of, our products and for cloud-based technology learning solutions in general; our ability to compete successfully in competitive markets and changes in the competitive environment in our industry and the markets in which we operate; our ability to develop new products; failure of our information technology infrastructure or any significant breach of security; future regulatory, judicial and legislative changes in our industry; the impact of natural disasters, public health crises, political crises, or other catastrophic events; our ability to attract and retain key employees and qualified technical and sales personnel; fluctuations in foreign currency exchange rates; our ability to protect or obtain intellectual property rights; our ability to raise additional capital; the impact of our indebtedness on our financial position and operating flexibility; and our ability to successfully defend ourselves in legal proceedings.

Any financial projections in this communication are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Churchill’s, Skillsoft’s and Global Knowledge’s control. While all projections are necessarily speculative, Churchill, Skillsoft and Global Knowledge believe that the preparation of prospective financial information involves increasingly higher levels of uncertainty the further out the projection extends from the date of preparation. The assumptions and estimates underlying the projected results are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. The inclusion of projections in this communication should not be regarded as an indication that Churchill, Skillsoft and Global Knowledge, or their representatives, considered or consider the projections to be a reliable prediction of future events.

Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

This communication is not intended to be all-inclusive or to contain all the information that a person may desire in considering an investment in Churchill and is not intended to form the basis of an investment decision in Churchill. All subsequent written and oral forward-looking statements concerning Churchill, Skillsoft and Global Knowledge, the proposed transactions or other matters and attributable to Churchill, Skillsoft and Global Knowledge or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above.

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Contacts
Churchill Capital Corp II
info@churchillcapitalcorp.com

Media

Lauren Odell and Danielle Belopotosky

Gladstone Place Partners

(212) 230-5930

churchill@gladstoneplace.com

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